UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2008, AmCOMP Preferred Insurance Company (“AmCOMP Preferred”), a wholly owned subsidiary of AmCOMP Incorporated (the "Company"), entered into a Lease Renewal and Extension Agreement (the "Lease Extension"), effective as of March 1, 2008, with 701 U.S. 1, Inc. (the “Lessor”), with respect to a portion of the Company’s headquarters in North Palm Beach, Florida.   The Lease Extension modifies that certain Lease Agreement, dated December 31, 2001, by and between Lessor and AmCOMP Preferred (the “Lease”), by extending the term to February 28, 2013, adjusting the base annual rent in accordance with the Consumer Price Index, and providing AmCOMP Preferred with an option to extend the Lease for an additional five-year term.  Under the Lease Extension, the Lessor also acknowledges and agrees that the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 10, 2008, with Employers Holdings, Inc.  ("Parent") and Sapphire Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), providing for the acquisition of the Company by Parent or Merger Sub, and that the transactions contemplated by the Merger Agreement will not be deemed to require Lessor’s approval or consent as long as AmCOMP Preferred, or any parent, subsidiary or affiliated corporation, remains the lessee under the Lease.

The full text of the Lease Extension is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Lease Renewal and Extension Agreement, dated March 18, 2008, effective as of March 1, 2008, by and between 701 U.S. 1, Inc. and AmCOMP Preferred Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmCOMP INCORPORATED

Dated: March 19, 2008	By:	/s/ Kumar Gursahaney
		Name:	Kumar Gursahaney
		Title:	Senior Vice President, Chief Financial Officer and Treasurer